UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2007
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27597 (Commission File No.)	52-2137343 (IRS Employer Identification No.)

400 Minuteman Road Andover, Massachusetts (Address of principal executive offices)	01810 (Zip Code)
(978) 682-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 1.02 Termination of a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 9.01. Financial Statements and Exhibits.
EXHIBIT INDEX
Ex-10.1 Credit Agreement dated June 8, 2007
Ex-10.2 Security Agreement dated June 8, 2007
Ex-10.3 Form of Term Note dated June 8, 2007
Ex-10.4 Form of Revolving Note
Ex-99.1 Press Release dated June 8, 2007

Item 1.01 Entry into a Material Definitive Agreement.
The Credit Facility
     On June 8, 2007 (the “Closing Date”), NaviSite, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Canadian Imperial Bank of Commerce, CIBC World Markets Corp., as sole lead arranger, documentation agent and bookrunner, CIT Lending Services Corporation, as syndication agent and certain affiliated entities (collectively the “Lenders”), providing for, through its New York agency, as issuing bank, administrative agent for the Lenders and as Collateral Agent for the Secured Parties and the issuing bank a $90 million senior secured term loan facility (the “Term Loan”) and a $10 million senior secured revolving credit facility (the “Revolving Facility,” and collectively with the Term Loan, the “Credit Facility”). Each direct or indirect U.S. subsidiary of the Company, including its future U.S. subsidiaries, are also parties to the Credit Agreement, as guarantors of the Company’s obligations thereunder (each, a “Guarantor,” and collectively, the “Guarantors”).
     a.     The Term Loan
     The Term Loan was funded in full on the Closing Date. The maturity date of the Term Loan is June 8, 2013 (the “Term Loan Maturity Date”).
     Each borrowing shall be comprised entirely of ABR Loans or LIBOR Loans (each as defined below) as the Company may request. “ABR Loans” are loans that bear interest at a Base Rate plus an applicable margin equal to 2.00% or 2.50%, depending on the leverage ratio, where the Base Rate is a rate per annum that is equal to the corporate base rate of interest established by the administrative agent from time to time or the Federal Funds Effective Rate in effect on such day plus 0.50%, whichever is greater. “LIBOR Loans” are loans that bear interest at LIBOR (as defined in the Credit Agreement) for the interest period in effect for each borrowing plus an applicable margin equal to 3.00% or 3.50%, depending on the leverage ratio. Interest is payable in arrears on the first business day of August, November, February and May for ABR Loans, and the last day of the chosen interest period (which period can be one, two, three, six, nine or twelve months) or every three months, if the chosen interest period is greater than three months, for LIBOR Loans.
     Principal under the Term Loan that is repaid by the Company may not be re-borrowed. In addition, the Credit Agreement requires the Company to prepay principal prior to its scheduled payment date in certain circumstances, including if the Company sells assets, issues debt, receives proceeds from condemnation or casualty, has excess cash or closes an equity financing transaction; provided that, (i) only 50% of excess cash flow shall be subject to the mandatory prepayment requirement and may be kept by the Company and (ii) in connection with an equity financing, the first $20,000,000 of net proceeds and 50% of all amounts raised thereafter shall not be subject to the mandatory prepayment requirement and may be kept by the Company.
     The Term Loan will amortize at the end of each fiscal quarter (commencing with the first full fiscal quarter after the closing date) in equal quarterly installments over such period in the aggregate amounts as set forth below:

Year	Percentage of Term Loan
1	1.0%
2	1.0%
3	1.0%
4	1.0%
5	1.0%
6	95.0%
     The Company used amounts borrowed under the Term Loan: (a) to repay approximately $79,000,000 to Silver Point Finance, LLC (“Silver Point”), which included all outstanding principal and accrued but unpaid interest under a term note and a revolving note, dated as of April 11, 2006 (the “Silver Point Notes”) pursuant to the Credit and Guaranty Agreement, also dated April 11, 2006, by and among the Company, certain subsidiary guarantors, various lenders and Silver Point (the “Silver Point Credit and Guaranty Agreement”)

and all prepayment fees and (b) to pay related transaction fees and expenses. The additional permitted uses of the amounts borrowed under the Term Loan are: (a) to pay up to $750,000 for general corporate and working capital purposes of the Company and its subsidiaries and (b) to pay all amounts for approved capital expenditures.
     b.     The Revolving Facility
     The Revolving Facility provides the Company the right to borrow up to $10,000,000. The amounts borrowed and repaid under the Revolving Facility generally may be re-borrowed by the Company. The Revolving Facility terminates on June 8, 2012. Each borrowing under the Revolving Facility shall be comprised entirely of ABR Loans or LIBOR Loans as the Company may request. The Revolving Facility also contains a $2,500,000 sublimit for the issuance of letters of credit and a non-use fee in an amount equal to 0.50% per annum accrues quarterly on a 360-day basis on the unused amounts of the commitment under the Revolving Facility.
     The Company expects to use amounts borrowed under the Revolving Facility (a) to fund capital expenditures to support the Company’s data center expansion plans and (b) for general corporate and working capital purposes of the Company and its subsidiaries.
     c.     Other Terms and Conditions of the Credit Facility
     In connection with the Credit Facility, the parties entered into a Security Agreement pursuant to which the Company granted a security interest to the Lenders in substantially all of the Company’s and each Guarantor’s assets. The Company and the Guarantors also pledged to the Lenders all of the capital stock of the Company’s direct and indirect domestic subsidiaries and 66% of the capital stock of its direct and indirect foreign subsidiaries.
     In addition, the Credit Agreement contains customary financial and operating covenants which will affect, and, in many respects, significantly limit or prohibit, among other things, the Company’s and the Guarantors’ ability to incur indebtedness, and the Company’s ability to make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with affiliates, create liens, sell assets, sell property, real or personal, and thereafter rent or lease such property, engage in mergers, consolidations or acquisitions, incur obligations as a lessee and change accounting policies. The Company’s or Guarantors’ failure to comply with such covenants could result in an event of default, which could permit acceleration of the debt under the Credit Facility and a default interest rate of 2% above the interest rate which would otherwise be applicable.
     The foregoing descriptions of the Credit Agreement, the Security Agreement and the transactions contemplated therein and thereby, do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements and instruments, which are filed as exhibits hereto and are incorporated herein by reference.
     A copy of the press release issued by the Company on June 8, 2007 concerning the foregoing transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
     Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by reference. On the Closing Date, in connection with the repayment to Silver Point, the Silver Point Notes and the Silver Point Credit and Guaranty Agreement were paid in full and terminated. There were approximately $3,000,000 in prepayment premiums associated with paying off Silver Point.
     In addition, on the Closing Date, the Atlantic Investors, LLC (“Atlantic”) credit facility provided pursuant to the Loan Agreement, dated as of April 10, 2006 and the Amended and Restated Loan Agreement, dated as of April 11, 2006, each by and between the Company and Atlantic, was terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d)     The exhibits listed in the Exhibit Index immediately preceding such exhibits are filed with this report.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NaviSite, Inc.
Date: June 13, 2007	By:	/s/ James W. Pluntze
James W. Pluntze
Chief Financial Officer

EXHIBIT INDEX

Exhibit No .	Description
10.1	Credit Agreement, dated as of June 8, 2007, by and among NaviSite, Inc., certain of its subsidiaries, Canadian Imperial Bank of Commerce, through its New York agency, as issuing bank, administrative agent for the Lenders and as collateral agent for the Secured Parties and the issuing bank, CIBC World Markets Corp., as sole lead arranger, documentation agent and bookrunner, CIT Lending Services Corporation, as syndication agent and certain affiliated entities.
10.2	Security Agreement, dated as of June 8, 2007, by and among NaviSite, Inc., certain of its subsidiaries, and Canadian Imperial Bank of Commerce, acting through its New York agency, as collateral agent.
10.3	Form of Term Note, to be made by NaviSite, Inc.
10.4	Form of Revolving Note to be made by NaviSite, Inc.
99.1	Press Release of NaviSite, Inc., dated June 8, 2007.